EXHIBIT 10.43

SETTLEMENT AGREEMENT made this 29th day of December, 2010 by and between Hidell-Eyster International, 195 Whiting Street, Hingham, Massachusetts 02043 (HEI) and PureSafe Water Systems, Inc., 25 Fairchild Avenue, Plainview, New York 11803 (PureSafe).

WITNESSETH:

WHEREAS, HEI and PureSafe are parties to a certain General Management Service Agreement, dated January 1, 2010, as amended by a Modification Agreement, dated October 23, 2010 (the Agreement);

WHEREAS, various disputes and differences have arisen between the parties; and,

WHEREAS, the parties have determined that it is in their mutual best interests to terminate the Agreement upon the terms and condition set forth below,

NOW, THEREFORE, in consideration of the premises and of the mutual promises set out below, intending themselves to be bound hereby, the parties agree as follows:

1.            The Agreement shall be deemed to have been terminated, by mutual consent of the parties, as of November 15, 2010. Notwithstanding such termination, Paragraphs 16, 17, 18, 19, 20, and 21 of the Agreement shall continue in full force and effect.

2.            HEI will forthwith return to PureSafe all "confidential or proprietary information (as that term is defined in Paragraph 18 of the Agreement) of PureSafe in HEI custody or possession, or under its control, and all copies thereof. For the purposes of this provision, documents and things in the possession of HEI’s employees, agents, servants, sub-contractors, attorneys, and advisors shall be deemed to be under HEI control, Notwithstanding, HEI may maintain such copies hereof if any, as are required for HEI’s tax, accounting or legal purposes.

3.            HEI and PureSafe agree, and by their countersignatures below Henry R. Hidell III, Richard Pellerito, Carroll S. Keim, Kathleen Ransome, and John Clemmens each confirm that he/she has terminated his/her position(s) or services, as the case may be, with PureSafe and/or any of its parents, subsidiaries, or affiliates whether as officer, director, employee, or consultant, effective no later than November 15, 2010.

4.            HEI agrees that, subject to its timely receipt of the consideration provided for in Paragraphs 6 and 7 hereof and payment within 30 days of invoices, to be rendered monthly for payments due, if any pursuant to this Paragraph 4: (a) for a period of 6 months from the execution of this Settlement Agreement, it will make its officers, employees, agents, and subcontractors reasonably accessible to PureSafe, by email or telephone, for reasonable consultation and advice in connection with the transition of the services previously provided to PureSafe by HEI pursuant to the Agreement to PureSafe or its designee, without cost or expense to PureSafe for a total of up to 60 hours during that six month period, and at a cost of $100 per hour for each hour in excess of 60 for the first six months and (b) in the event PureSafe requires such transitional consultation and advice services beyond said six-month period, HEI agrees to provide such services at its customary hourly rates, as set forth in the Fee Schedule to the Agreement, for an additional period of 6 months. Transitional services shall not include any software modification or design, business plans or projections, unit redesign, mechanical design activities, or preparation of operating manuals. The transitional services will be rendered in a commercially reasonable manner. Absent fraud or misconduct, HEI will not be liable for indirect, consequential, or exemplary damages including, but not limited to, lost profits, even if advised of the possibility thereof. HEI assumes no responsibility to the extent the acts or conduct of PureSafe may affect its ability to provide the transitional services.

5.            HEI hereby agrees to defend, at its sole cost and expense, and indemnify and hold harmless PureSafe (including its officers, directors, agents, employees, parents subsidiaries, and affiliates) from claims for compensation by Henry R. Hidell III, Richard Pellerito, Carroll S. Keim, Kathleen Ransome, and John Clemmens for services rendered to or for the benefit of PureSafe (its parents, subsidiaries and affiliates) all times up to and including November 15, 2010.

6.            In full satisfaction of all claims for payments due under the Agreement or otherwise, PureSafe will pay the total sum of Two Hundred-Fifty Thousand ($250,000) Dollars, in accordance with the following schedule of payments:

Within 2 business days of receipt by PureSafe of a copy or counterparts of this Settlement Agreement executed by HEI, Pellerito, Keim, Ransome
and Clemmens	$20,000.00
January 15, 2011	15,000.00
February 15, 2011	15,000,00
March 15, 2011	15,000.00
April 15, 2011	20,000.00
May 15, 2011	20,000.00
June 15, 2011	20,000.00
July 15, 2011	20,000.00
August 15, 2011	25,000.00
September 15, 2011	25,000.00
October 15, 2011	25,000.00
November 15, 2011	30,000.00,

and, in addition, will issue and deliver to HEI or its designee, within ten days of the execution of this Settlement Agreement, 86,670 shares of its common stock. Payments shall be made by wire transfer to:

Name and Address of Bank: Citizens Bank of Rhode Island Providence, Rhode Island
Account Name: Hidell-Eyster Technical Services, Inc. D/B/A Hidell-Eyster International General Administration Account

Account Number: 1105092221
ABA Number: 011500120 (for domestic wires)
SWIFT Code: CTZIUS33 (for international wires)

PureSafe acknowledges that the payments provided for and delivery of the stock are due and payable without offset, defense, or counterclaim based upon any matter related to the services provided for in paragraph 4 of this Settlement Agreement.

7.            In the event any payment called for under Paragraph 6 of this Settlement Agreement is not made on or before the date due, and such payment remains unpaid for three business days after the date due, HEI may give notice of default. If the default is not cured within ten business days of the receipt of such notice, the remaining payments shall automatically accelerate and become immediately due and payable, with interest on the total amount from the date the defaulted payment was due at 9% per annum. HEI shall be entitled to recover all reasonable costs of collection including its reasonable legal fees. The provisions of Paragraph 4 shall not be binding on HEI during any period oftime during which PureSafe is in default of its payment obligations under Paragraph 6 and 7.

8.            Notwithstanding any default in payment by PureSafe, except as otherwise provided, this Settlement Agreement shall remain in full force and effect.

9.              Nothing in this Agreement is intended or should be construed to be an acknowledgement of fault or wrongdoing by any party.

10.            No party to this Settlement Agreement shall defame or denigrate the other. Unless otherwise required by law, the parties shall state only that their relationship has been terminated by mutual agreement. The foregoing shall also apply to each party's officers, directors, agents, representatives, and employees.

11.            The parties have agreed upon the text of  a jointly-issued press release, a copy of which is attached as Appendix 1. Neither party shall issue any press release or other public statement inconsistent therewith.

12.            In the event of any action or proceeding involving the construction, interpretation or enforcement of this Settlement Agreement, the parties agree that the substantive laws of the State of New York will control.

13.            Subject to HEI's (and/or related individuals' or entities') compliance with Rule 144, PureSafe will cooperate in removing any restrictive legend to facilitate the sale(s) of all stock issued to HEI (or related individuals and entities) including the stock to be issued pursuant to this Settlement Agreement. PureSafe, at its sole cost and expense, shall cause its attorneys to issue and deliver to its transfer agent such opinions of counsel as may be necessary to remove any restrictive legend thereon.

14.            PureSafe shall, at its sole cost and expense, maintain (and renew) its existing Directors and Officers insurance policies (Liberty Insurance Underwriters Inc., "Executive Advantage Policy" Number: DO4N516527004, Coverage Limit $4 Million), or equivalent policies, at coverage levels no less than those currently in effect. Such policies sleet provide continuing coverage for acts or omissions occurring between January 1, 2010 and November 15, 2010.

15.            Each of the parties acknowledges and agrees that, except for the obligations of the parties as set forth herein, it has no claims of any kind or nature against the other including, but not limited to, breach of the Agreement. This Settlement Agreement shall constitute a full and complete mutual general release as between HEI and PureSafe. The foregoing includes the officers, directors, agents, employees, parents subsidiaries, and affiliates of the parties including, but not limited to: as to HEI, Henry R. Hidell III, Richard Pellerito, Carroll S. Keim, Kathleen Ransome, and John Clemmens and, as to PureSafe, Leslie Kessler and Terry Lazar.

16.            Any notice required or permitted to be given under this Settlement Agreement shall be in writing,  addressed as follows:
If to HEI:
Hidell-Eyster International P.O. Box 325
Accord, Massachusetts 02018 hidell@hidelleyster.com
with a copy to:
Labaton Sucharow, LLP
140 Broadway
New York, NY 10005
Attn: Joseph H. Einstein, Esq.

If to PureSafe:
PureSafe Water Systems, Inc.
25 Fairchild Avenue, Suite 250
Plainview, NY 11803 Attn: Leslie Kessler
with a copy to Ruskin Moscou Paltischek, P.C. 1425 RXR Plaza Uniondale, NY 11556 Attn: Douglas J. Good, Esq.
dgood@rmfpc-com.

If by mail, notice will be deemed "given" three business days after mailing. If by overnight courier, notice will be deemed "given" the business day after acceptance by the carrier for overnight delivery. If by email, notice will be deemed "given" the business day after transmission, provided that a hard copy is transmitted within one day thereafter by mailing or overnight courier.

17.            This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed one and the same document. Email and facsimile signatures shall have the same force and effect as original ink signatures.

18.            This Settlement Agreement may not be amended, modified or supplemented except by a writing duly executed by the party(ies) to be charged with any such amendment modification or supplement.

19.            This Settlement Agreement constitutes the complete understanding of the parties with respect to matters set forth above, and all prior and contemporaneous understandings, negotiations, promises, and agreements regarding settlement of the parties' dispute regarding the Agreement are merged in this Settlement Agreement. There are no understandings, promises, representations, undertakings, or agreements regarding the subject matter that are not set forth in this Settlement Agreement.

20.            The provisions of this Settlement Agreement are binding upon and shall inure to the benefit of the named parties and their respective heirs, successors, transferees, and assigns.

WHEREFORE, and intending themselves to be bound hereby, the parties have set their hands and seals as of the date first above written.

H1DELL-EYSTER INTERNATIONAL	PURESAFE WATER SYSTEMS, INC.

By: /s/ Henry R. Hidell	By:

Henry R. Hidell, its Chairman

Agreed to and Confirmed as to Paragraphs 3, 10, and 15

/s/ Leslie Kessler

/s/ Terry Lazar

/s/ Henry R. Hidell, III

/s/ Kathleen Ransome

/s/ Richard Pellerito

/s/ Carroll S. Keim

/s/ John Clemmens

Appendix 1
PureSafe Water Systems, Inc. (PSWS) and Hidell-Eyster International, Inc. (HEI) have announced that they have signed a settlement agreement, amicably resolving any open issues between the patties. HEI will no longer render services to PSWS and Henry Hidell has resigned as a Board member and COO. Both parties expect to cooperate into the future.

January 11, 2011
By Email
Joseph Einstein, Esq. Labaton Sueharow LLP 140 Broadway
New York, NY 10005
Re:. PureSafe Water Systems, Inc. v. Hidell-Evster International, at al.  Dear

Joe:
This letter is written in conjunction with, and as a supplement to, the Settlement Agreement dated December 23, 2010 we have been working on. When countersigned by you, this letter agreement will bind our respective clients to the following additional terms:

1.            With respect to the video that is currently displayed on PureSafe's website home page, it is agreed that HEI will interface with the video production company to remove all sections (audio and video) that contain Mr. Hide11's image (but, to the extent, if any, Mr. Hidell's voice is heard elsewhere in the video (i.e., for narration, and not simultaneously with the display of his image), that narration will not be deleted). HEI will bear the full expense of such removal and re-edit (only in order to assure the video maintains a coherent sequence, but not for the filming and insertion of new material) of the video. The removal and re-edit shall require the approval of PureSafe, which will not be unreasonably withheld. PureSafe will cooperate in the prompt accomplishment of the foregoing.

2.            For purposes of the payment schedule set forth in 6 of the Settlement Agreement, PureSafe's receipt of an executed copy of the Settlement Agreement shall be deemed to be the date on which counsel for the parties exchange by email executed counterparts of this letter/agreement, provided, however, that unless such exchange occurs prior to 6 p.m. on Tuesday, January 11, 2011, this letter/agreement shall be of no force or effect, and the parties shall retain the claims and defenses they possessed prior to the negotiation and execution of this letter/agreement.

3.            At the time PureSafe's counsel sends an executed counterpart of this letter/agreement to HEI counsel, it will also transmit to HEI's counsel a counterpart of the Settlement Agreement executed by PureSafe and countersigned by Leslie Kessler and Terry Lazar.

4.            Paragraphs 16-20 of the Settlement Agreement are incorporated into this letter/agreement by reference, as if set forth in full hereat.

Sincerely,
/s/ Douglas J. Good
Douglas J. Good
For the Firm

CONFIRMED, ACCEPTED AND AGREED TO:

/s/ Joseph Einstein
Joseph Einstein, Esq.